Exhibit 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


As independent certified public accountants, we hereby consent to the incorporation by reference in the Form S-8 registration statement to be filed on or about June 22, 2004, of our report dated April 8, 2004, included in Quiet Tiger, Inc.'s Form 10-KSB for the year ended December 31, 2003, and to all references to our Firm included in this registration statement.



Semple & Cooper, LLP

Phoenix, Arizona
June 22, 2004